Exhibit 99.6

[LETTERHEAD OF JEFFERIES LLC]

The Transaction Committee of the Board of Directors
New Media Investment Group Inc.
1345 Avenue of the Americas
New York, New York 10105

The Transaction Committee:

We hereby consent to the inclusion of our opinion letter, dated August 5, 2019, to the Transaction Committee of the Board of Directors of New Media Investment Group Inc. (“New Media”) as Annex C to, and reference to such opinion letter under the headings “SUMMARY — Opinion of the Transaction Committee’s Financial Advisor” and “THE MERGER — Opinion of the Transaction Committee’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger involving New Media and Gannett Co., Inc., which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of New Media (the “Registration Statement”).  By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jefferies LLC

JEFFERIES LLC

August 29, 2019